EXHIBIT 15

January 14, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our reports dated October 23, 2014, July 24, 2014, and April 24, 2014 on our review of interim financial information of Alcoa Inc. and its subsidiaries (the “Company”) for the three-month and nine-month periods ended September 30, 2014 and 2013, the three-month and six-month periods ended June 30, 2014 and 2013, and the three-month periods ended March 31, 2014 and 2013, respectively, and included in the Company’s quarterly report on Form 10-Q for the quarters ended September 30, 2014, June 30, 2014, and March 31, 2014, respectively, are incorporated by reference in its Amendment No. 1 to the Registration Statement on Form S-3 dated January 14, 2015.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania